Exhibit 2.5


                                SUPPORT AGREEMENT

            This Support Agreement (the "Agreement") is entered into and effective as of December 16, 1998 by and between Unmanned Solutions, Inc. ("USI") located at 940 Auburn Court, Fremont, California 94538, and Data I/O Corporation ("DATA I/O") located at 10525 Willows Road NE, P.O Box 97046, Redmond, Washington 98073-9746. Because USI has not been able to provide the training and support as originally described in the OEM Agreement between the parties dated November 4, 1998 (the "OEM Agreement"), Data I/O will not be requesting the optional AH400 Handler training and support from USI and shall not be required to pay the Training and Support Fee as described in the OEM Agreement. However, USI is willing to provide AH400 Handler training and support and Data I/O is willing to receive such training and support as described in this Agreement.

In consideration of the mutual promises contained herein, it is agreed as follows:

1. DEFINITIONS.  As used herein:

            1.1 "Current Specifications" shall mean the functional capabilities and hardware compatibility, as described in ATTACHMENT 1.1 hereto, of the Licensed Technology, as defined below.

            1.2 "End-User Documentation" shall mean the end-user guides, technical reference guides, and installation guides relevant to the Licensed Technology.

            1.3 "Licensed Technology" shall mean the current version of USI's proprietary handler product, commonly known as the AH 400 Handler, and all related drawings, mechanical drawings, assembly drawings, bills of material, schematics, MRP database, specifications, purchased component specification sheets, software, firmware, lasers, printers, input/output media, Autopack software and technology, designs, documentation and other written material necessary or useful in the manufacture, modification, or use of the AH 400 Handler (collectively, the "Manufacturing Documentation"), in both Object and Source Code, as defined below, if available. Licensed Technology shall also include the End-User Documentation.

            1.4 "Licensed Technology Modifications" shall mean modifications to the Licensed Technology in accordance with the terms of this Agreement.

            1.5 "Object Code" shall mean the machine readable form of any USI computer programs contained in the Licensed Technology.

            1.6 "Source Code" shall mean the human readable form of any USI computer programs contained in the Licensed Technology.

            1.7 "Support Period" shall mean the period from the date hereof until the date on which DATA I/O has successfully manufactured the first five
(5) units of the AH400 Handler with the assistance of USI at Data I/O's facility.

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2. LICENSED TECHNOLOGY MODIFICATIONS. Licensed Technology Modifications
developed by or on behalf of DATA I/O shall be owned by DATA I/O and may be licensed to USI upon mutual agreement of the parties. Licensed Technology Modifications developed by or on behalf of USI shall be owned by USI and may be licensed to DATA I/O upon mutual agreement of the parties. Any Licensed Technology Modifications developed by or on behalf of USI during the Support Period and any materials developed by or on behalf of USI during this Support Period pursuant to Section 4.2 below shall be provided to DATA I/O and included in the Licensed Technology.

3. RESPONSIBILITIES OF DATA I/O.

            3.1 DATA I/O shall be solely responsible, at its own expense, for determining whether its customer's requirements and application will be served by the Licensed Technology, and for providing its customers with training in the installation and use of, and for providing warranty, technical support and trouble-shooting services to its customers with respect to, the Licensed Technology. DATA I/O shall remain fully responsible for the product knowledge and technical support skills of its staff. All end-user warranty claims and support inquiries from DATA I/O's customers must be made to DATA I/O.

            3.2 All reasonable travel, food and lodging expenses incurred in providing such support shall be borne by DATA I/O, provided all such expenses must be approved in advance and in writing by DATA I/O.

            3.3 As an accommodation to USI, DATA I/O shall pay to USI on the next business day following the end of each week of the Support Period, the amounts for labor provided by the following USI personnel under this Agreement:

   USI Employee                       Regular Rate         Overtime Rate
   ------------                       ------------         -------------
   Vancy Banouvang                       $32.40 hr.              $34.43
   Philip Banouvang                      $32.40 hr.              $34.43
   Rick Carson                           $50.34                  $61.34
   Ricardo Cardenas                      $50.30                  $61.28

The overtime rate shall be paid for any time worked by any employee under this Agreement in excess of forty (40) hours per week. A week shall mean the period from Sunday through Saturday of a particular week. Any amounts paid by DATA I/O to USI under this Section 3.3 shall be deducted by DATA I/O from the Training and Support Fee, as described below.

4. RESPONSIBILITIES OF USI.

            4.1 USI will provide training and support to DATA I/O at its facility in Redmond, Washington regarding the use and manufacture of the Licensed Technology and the manufacture of the first five (5) units of the AH400 Handler and to facilitate DATA I/O's exercise of its rights under this Agreement

            4.2 USI will work with DATA I/O to and will propose and develop designs for cost reduction alternatives for the AH400 Handler.

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5. SUPPORT FEE; PAYMENTS.

            5.1 The fee for the training and support (the "Training and Support Fee") as described in this Agreement shall be as stated in ATTACHMENT 5.1.

            5.2 In addition to all other amounts due to USI hereunder, DATA I/O shall pay to or reimburse USI the amount of any sales taxes which USI is at any time obligated to pay or collect in connection with or arising out of the transactions contemplated by this Agreement.

6. LIMITED WARRANTY.

            6.1 Until the end of the Support Period USI warrants that the Licensed Technology shall perform substantially in accordance with the Current Specifications for such Licensed Technology. For purposes of this Agreement, a "defect" is a failure of the Licensed Technology to perform substantially in accordance with the applicable Current Specifications. During the applicable warranty period, USI shall use its best efforts to correct reported defects in the Licensed Technology provided that USI is given written notice specifying the defect. All corrections to software contained in the Licensed Technology shall be delivered to DATA I/O in Source and Object Code form. USI shall have no responsibility for any defects attributable to improper installation, operation, misuse or abuse of the Licensed Technology. If USI has not fixed or provided a suitable work around for a defect within thirty (30) days after its receipt of notice thereof, DATA I/O shall thereafter have the right to terminate its license of the Licensed Technology and, AS ITS SOLE AND EXCLUSIVE REMEDY, RECEIVE A REFUND EQUAL TO THE TRAINING AND SUPPORT FEE.

            6.2 USI will provide to DATA I/O during the Support Period any bug fixes or work arounds in Object and Source Code form and related documentation for any bugs reported by USI's customers and repaired by USI and for any bugs which are reported to USI by DATA I/O during the Support Period.

            6.3 USI DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY WILL MEET DATA I/O'S OR ITS CUSTOMER'S REQUIREMENTS OR THAT OPERATION OF THE LICENSED TECHNOLOGY WILL BE UNINTERRUPTED OR ERROR FREE. THE WARRANTIES SET FORTH ABOVE ARE THE ONLY WARRANTIES MADE BY USI, AND THE LICENSED TECHNOLOGY IS OTHERWISE PROVIDED ON AN "AS IS" BASIS WITH ALL FAULTS. USI EXPRESSLY DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

            6.4 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS CUSTOMERS, OR ANY OTHER PERSON FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOSS OR ALTERATION OF DATA, DELAYS, LOST PROFITS OR SAVINGS, ARISING OUT OF THE BREACH OF WARRANTY OR THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR THE USE OR INABILITY TO USE THE LICENSED TECHNOLOGY, LICENSED TECHNOLOGY MODIFICATIONS, OR ANY PORTION THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF THE LIMITED REMEDIES STATED ABOVE ARE FOUND TO FAIL OF THEIR ESSENTIAL PURPOSE. EACH PARTY FURTHER AGREES THAT THE LIABILITY OF THE OTHER PARTY ON ANY CLAIM OF ANY KIND, WHETHER BASED ON CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY, PRODUCT LIABILITY, NEGLIGENCE, OR FOR INDEMNIFICATION) OR RESULTING FROM THIS AGREEMENT OR ANYTHING FURNISHED HEREUNDER SHALL NOT EXCEED $135,000.

            6.5 DATA I/O ACKNOWLEDGES THAT USI HAS NOT MADE, AND DATA I/O IS NOT RELYING UPON, ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS REGARDING THE VALUE OF THIS AGREEMENT OR THE MARKETABILITY OF THE LICENSED TECHNOLOGY.

            6.6 This Section shall survive termination of this Agreement.

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7. TERMINATION.

            7.1 Either party may terminate this Agreement immediately upon notice to the other party if the other party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition or has a petition filed against it under any bankruptcy or similar law.

            7.2 Upon termination of this Agreement, all rights and obligations of the parties arising under this Agreement shall cease unless otherwise stated in this Agreement, except that neither DATA I/O nor USI shall be relieved of (i) its respective obligations to pay any monies due, or to become due, as of or after the date of termination (ii) any other undischarged, accrued obligations existing at the date of termination or (iii) any and all provisions of this Agreement or otherwise with respect to the ownership, protection, and confidentiality of the Licensed Technology and Licensed Technology Modifications.

8. INDEPENDENT CONTRACTORS. DATA I/O and USI are independent contractors as to each other, and at no time shall either be deemed to be or hold itself out as the agent, partner or representative of the other.

9. ENTIRE AGREEMENT. This Agreement, including all Attachments hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof, and replaces, supersedes and terminates all prior or contemporaneous discussions or agreements, written or oral, as to the subject matter, including without limitation, the Letter Agreement between the parties dated September 21, 1998 and the OEM Agreement. Unless otherwise stated in this Agreement, any remedy set forth in this Agreement is in addition to any other remedy afforded to the parties by law or otherwise. No modifications or amendments shall be binding upon the parties unless made in writing and signed by both parties.

10. WAIVER. A waiver of any breach, the acceptance of any order inconsistent with the terms of this Agreement, or the making of deliveries pursuant to such order shall not be deemed a modification of this Agreement, nor shall any failure to enforce any right hereunder or a waiver in one instance constitute a waiver of that right or of any other right under this Agreement.

11. ASSIGNMENT AND SUBLICENSING.

            11.1 USI may at any time assign all or a portion of its rights and duties hereunder to a company or companies wholly owned by or in common ownership with USI, or to a buyer of all or substantially all of the assets relevant to USI's performance under this Agreement and may at any time after the end of the Support Period assign all or a portion of its rights and duties hereunder. DATA I/O may at any time assign all or a portion of its rights and duties hereunder and may sublicense any of its rights hereunder.

            11.2 Subject to the foregoing restrictions, this Agreement will bind and benefit the parties and their successors and assigns.

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12. ATTORNEYS' FEES. In the event any dispute arising hereunder is submitted for judicial determination to a court of competent jurisdiction, the substantially prevailing party therein shall recover its reasonable attorneys' fees and costs at all levels of proceedings. This Section shall survive termination of this Agreement.

13. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington without regard to its conflict of law rules. The parties agree that the exclusive jurisdiction and venue of any lawsuit shall be the state or federal courts sitting in King County, Washington. This Section shall survive termination of this Agreement.

14. NOTICES. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated in the first paragraph of this Agreement or to such other address as a party may subsequently specify and shall be deemed to have been received (i) five days after mailing if by U.S. certified mail, return receipt requested and postage prepaid or (ii) upon transmittal if by facsimile. This Section shall survive termination of this Agreement.

15. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, it shall nevertheless be enforced to the fullest extent allowed by law and the validity and enforceability of the remainder of this Agreement shall not in any way be impaired. This Section shall survive termination of this Agreement.

16. EXPORTS. DATA I/O agrees to obtain all applicable government export licenses and to comply with all rules and regulations of the U.S. Department of Commerce, Office of Export Administration and any other applicable export controls and regulations relating to its export of the Licensed Technology, DATA I/O Licensed Technology Modifications or any technical information related thereto.

EACH OF THE PARTIES AFFIRMS THAT IT UNDERSTANDS THE TERMS AND CONDITIONS SET FORTH ABOVE, INCLUDING THE EXCLUSIONS OF WARRANTIES AND LIMITATIONS OF REMEDIES STATED HEREIN, AND ACKNOWLEDGES THAT THE SAME CONSTITUTE AN AGREED ALLOCATION OF RISK REFLECTED IN THE PRICING HEREUNDER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized representatives as of the date written above. This Agreement may be executed in counterparts.



UNMANNED SOLUTIONS, INC.                        DATA I/O CORPORATION


BY          //S// James Fishman                  BY       //S// David C. Bullis
TITLE            President                       TITLE         CEO


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                       OMITTED SCHEDULES FROM EXHIBIT 2.5

The following Attachments have been omitted from Exhibit 2.5 in accordance with
Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted Attachment to the Commission upon request.

Attachment Number                           Description

1.1                                         Current Specifications
5.1                                         Training and Support Fee



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